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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                      PINNACLE AIRLINES REACHES NEW HEIGHTS

                                  MARCH TRAFFIC

MEMPHIS, TN--(MARKET WIRE)--Apr 4, 2006 -- Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (Nasdaq:PNCL), has always been recognized as one of the nation's most reliable airlines. Now, the carrier has set a new standard, breaking its internal record for the most consecutive days without a flight cancellation. Between March 24 and March 30, Pinnacle operated 100% of its scheduled flights. In fact, the airline operated a string of 6,020 consecutive flights before a weather system in the Mid-West forced a cancellation. During this period, 94.6% of all Pinnacle flights departed on time, using Department of Transportation guidelines. Importantly, Pinnacle transported approximately 216,700 Customers over this specific time frame. And, Pinnacle has completed at least 99.0% of its scheduled flights for four of the past five months.

Pinnacle Airlines operates 697 daily flights to 110 destinations in the United States and Canada, ranging from Halifax, Nova Scotia to Salt Lake City, Utah, and from Quebec City, Quebec to Gulfport, Mississippi. Nearly one-third of Pinnacle's flights operate in the Northeast corridor of the U.S. and Canada, an area prone to significant weather and Air Traffic Control delays.

"I'm not aware of any carrier of our size and scope with such a streak," said Philip H. Trenary, Pinnacle President & CEO. "Although this is an incredible achievement, no one should be surprised. Our People have always done more with less than any of their peers at any airline, anywhere, including the majors. This is the result of their great professionalism, dedication and teamwork second to none. As we navigate these very challenging times our People are again proving that they are 'Simply the Best.'"

Separately, Pinnacle released its passenger and traffic levels for March 2006. For March, Pinnacle flew 465.3 million Available Seat Miles ("ASMs"). Revenue Passenger Miles ("RPMs") expanded 8.5% to 356.5 million. Passenger Load Factor was 76.6%, an increase of 6.5 points over March 2005 levels. Pinnacle transported 745,635 Customers during the month, 13.4% more than the same period last year.

Also for the month, Pinnacle operated 35,455 block hours and completed 21,461 cycles. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

                                    MARCH TRAFFIC

                          2006                  2005               CHANGE
ASMs (000)              465,330               468,736              -0.7%
RPMs (000)              356,498               328,578               8.5%
Load Factor                76.6%                 70.1%              6.5pts
Passengers              745,635               657,498              13.4%
Block Hours              35,455                35,677              -0.6%
Cycles                   21,461                20,545               4.5%

                                YEAR-TO-DATE TRAFFIC

                           2006                  2005               CHANGE
ASMs (000)              1,341,668             1,288,500              4.1%
RPMs (000)                971,806               817,662             18.9%
Load Factor                  72.4%                 63.5%             8.9pts
Passengers              2,015,258             1,668,703             20.8%
Block Hours               102,597               100,143              2.5%
Cycles                     61,265                57,096              7.3%


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Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis-St. Paul, and the focus city of Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,550 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our website at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.